Filed Pursuant to Rule 433
Registration No. 333-216286

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the S&P 500® Index due May 3, 2022

Term Sheet to Pricing Supplement dated April 28, 2017

Summary of terms		Investment description
Issuer	Canadian Imperial Bank of Commerce

•                Linked to the S&P 500® Index

•                Unlike ordinary debt securities, the securities do not pay interest at a specified rate or repay a fixed amount of principal at maturity. Instead, the securities provide for a Redemption Amount that may be greater than, equal to or less than the Principal Amount of the securities, depending on the performance of the Index from the Starting Level to the Ending Level.

The Redemption Amount will reflect the following terms:

If the level of the Index increases:

You will receive the Principal Amount plus 150% participation in the upside performance of the Index, subject to a maximum total return at maturity of 50% of the Principal Amount

If the level of the Index decreases, but the decrease is not more than 15%, or equals the Starting Level:

You will be repaid the Principal Amount

If the level of the Index decreases by more than 15%:

You will receive less than the Principal Amount and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15%

•                Investors may lose up to 85% of the Principal Amount

•                All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce, and you will have no ability to pursue the securities included in the Index for payment; if the Issuer defaults on its obligations, you could lose some or all of your investment

•                No periodic interest payments or dividends

•                No exchange listing; designed to be held to maturity

Term	Approximately 5.0 years
Market Measure	S&P 500® Index (the “Index”)
Pricing Date	April 28, 2017
Issue Date	May 3, 2017
Principal Amount	$1,000 per security (100% of par)
Redemption Amount	See “How the Redemption Amount is calculated” in this term sheet
Stated Maturity Date	May 3, 2022
Starting Level	2384.20, the closing level of the Index on the Pricing Date
Ending Level	The closing level of the Index on the Calculation Date
Capped Value	150% of the Principal Amount ($1,500 per security)
Threshold Level	2026.57, 85% of the Starting Level
Participation Rate	150%
Calculation Date	April 26, 2022
Calculation Agent	Canadian Imperial Bank of Commerce
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission	3.79%; dealers including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 2.50% and WFA will receive a distribution expense fee of 0.12%
CUSIP / ISIN	13605WCR0 / US13605WCR07

The Issuer’s estimated value of the securities on the pricing date is $952.30 per security. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement, the accompanying prospectus supplement and prospectus.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a Capped Value of 150.00% or $1,500.00 per $1,000 security, a participation rate of 150% and a Threshold Level equal to 85% of the Starting Level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Level and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical Ending Level	Hypothetical percentage change from the Starting Level to the hypothetical Ending Level	Hypothetical Redemption Amount per security(1)	Hypothetical pre- tax total rate of return	Hypothetical pre-tax annualized rate of return(2)

4172.35	75.00%	$1,500.00	50.00%	8.27%
3576.30	50.00%	$1,500.00	50.00%	8.27%
3218.67	35.00%	$1,500.00	50.00%	8.27%
3099.46	30.00%	$1,450.00	45.00%	7.57%
2861.04	20.00%	$1,300.00	30.00%	5.31%
2622.62	10.00%	$1,150.00	15.00%	2.81%
2503.41	5.00%	$1,075.00	7.50%	1.45%
2384.20(3)	0.00%	$1,000.00	0.00%	0.00%
2264.99	-5.00%	$1,000.00	0.00%	0.00%
2145.78	-10.00%	$1,000.00	0.00%	0.00%
2026.57	-15.00%	$1,000.00	0.00%	0.00%
1907.36	-20.00%	$950.00	-5.00%	-1.02%
1788.15	-25.00%	$900.00	-10.00%	-2.10%
1192.10	-50.00%	$650.00	-35.00%	-8.43%
596.05	-75.00%	$400.00	-60.00%	-17.50%
0.00	-100.00%	$150.00	-85.00%	-34.54%

(1) Reflects the Capped Value of 150.00%, or $1,500.00 per security.

(2) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(3) The Starting Level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Stated Maturity Date and the resulting pre-tax rates of return will depend on the actual Ending Level.

How the Redemption Amount is calculated

The Redemption Amount will be determined as follows:

•                         If the Ending Level is greater than the Starting Level, the Redemption Amount will be equal to the lesser of:

(i)         $1,000 plus

(ii)        the Capped Value

•                         If the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level, the Redemption Amount will be equal to $1,000

•                         If the Ending Level is less than the Threshold Level, the Redemption Amount will be equal to $1,000 minus

In such a case, you will lose up to 85% of your Principal Amount.

S&P 500® Index daily closing levels*

*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2007 to April 28, 2017. The closing level on April 28, 2017 was 2384.20. The historical performance of the Index is not an indication of the future performance of the Index during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement, the prospectus supplement and prospectus. Please review those risk disclosures carefully.

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive At Maturity Less, And Up To 85% Less, Than The Principal Amount Of Your Securities.
•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.
•	Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.
•

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	Our Estimated Value Of The Securities Is Lower Than The Principal Amount Of The Securities.
•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.
•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	We, Wells Fargo Securities And Our Respective Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
•	The Stated Maturity Date May Be Postponed In Certain Circumstances.
•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.
•

The Amount You Receive On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Prospectus Supplement:

• The Issuer of a Security or Currency That Comprises an Index Could Take Actions That May Adversely Affect an Indexed Note.
• Investors in Indexed Notes Will Have No Ownership of the Underlying Securities.
• An Index to Which a Note Is Linked Could Be Changed or Become Unavailable.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. Canadian Imperial Bank of Commerce, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by the Issuer. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by the Issuer. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Index.